UNITED STATES SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Microsoft Corporation

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From: Peter Klein

To: Microsoft Corp and Subsidiaries: All FTE

Subject: Proxy Voting by Microsoft Shareholders

Every year, shareholders are given the opportunity to participate directly in the governance of Microsoft through the proxy voting process.

If you own Microsoft shares, I encourage you to vote your proxy and take an active role in the overall governance of our company.

This year, shareholders are asked to consider and vote on the following matters:

1.	Election of directors
2.	Ratification of the selection of Deloitte & Touche LLP as Microsoft’s independent auditor
3.	One shareholder proposal as described in the Proxy Statement
4.	Other business as may properly come before the meeting

Over the next few days, you will receive your notice of availability of proxy materials and proxy voting instructions either through an electronic link directly from our transfer agent, American Stock Transfer (AST), via email from MSFTProxyEnotice@amstock.com, or in the postal mail, depending on where your shares are held. In either case, you may vote electronically by following the instructions in the materials you receive.

If you do not receive proxy materials and believe that you should have, or if you have questions regarding Microsoft’s proxy voting, please email Microsoft Investor Relations at proxyq@microsoft.com.

The proxy materials as well as this year’s Annual Report to shareholders can also be viewed on the Investor Relations website. Also, the 2010 Microsoft Citizenship Report, released for the first time in tandem with our Annual Report, provides an overview and assessment of our corporate activities – focused on our work in strengthening economies, addressing societal challenges, and responsible business practices – that increase business value and benefit society.

Thank you,

Peter